                                                                    Exhibit 99.2

Event ID:   1326515
Event Name: Vion June 2006 Conference Call
Event Date: 2006-05-31T12:45:00 UTC

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Notes:
Converted From Text Transcript
1326515
Vion June 2006 Conference Call
May 31, 2006
C: Alan Kessman; Vion Pharmaceuticals, Inc.; CEO
C: Ann Cahill; Vion Pharmaceuticals, Inc.; VP of Clinical Development
C: Meghan Fitzgerald; Vion Pharmaceuticals, Inc.; Chief Business Officer
P: Ren Benjamin; Rodman and Renshaw; Analyst
P: David Garrett; Fortis Bank; Analyst
P: Vinny Jindal; Think Equity; Analyst

+++ presentation
Operator: Good day and welcome ladies and gentlemen to the Vion's June 2006 conference call. My name is Audrey and I will be the conference coordinator on today's call.

[OPERATOR INSTRUCTIONS]

As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes.

The Company has asked me to read the following.

This conference call will contain forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended
December 31, 2005. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

And now I would like to turn the call over to Mr. Alan Kessman, Chief Executive
Officer of Vion Pharmaceuticals. Sir, you may proceed.

Alan Kessman: Thank you, operator and good morning everyone.

Thank you for listening to Vion Pharmaceuticals conference call today.

The purpose of this call is to provide you with an update on our clinical and pre-clinical programs and the initial commercialization efforts for our lead anticancer agent, Cloretazine.

With me today on the phone are Howard Johnson, our President and CFO, Ann
Cahill, our VP of Clinical Development, and Meghan Fitzgerald, our Chief
Business Officer.

Before I turn you over to Ann to discuss our clinical programs and then Meghan, to discuss our preliminary Cloretazine commercialization efforts, I'd like to make a few comments.

First of all, let me provide you with an overview of our business today.

We have 2 anticancer agents, Cloretazine and Triapine, in 11 ongoing clinical trials with additional trials of Triapine sponsored by the NCI expected to be initiated.

We expect to start the first clinical trial of our third anticancer agent,
VNP40541, by the end of this year.

For a Company of our resources and size, remember we have 40 employees, we are very proud to have such a strong clinical program underway for the treatment of this devastating disease.

We're also proud to have a significant clinical program ongoing for our lead agent Cloretazine with a goal of registering it for use in acute myelogenous leukemia, or AML. The standard of care for AML has changed little over the last
30 years. And the life expectancy of patients who are diagnosed with this disease has changed very little as well over this time period.

Furthermore, there are some patients with AML that have very few commercially available treatment options. We'll be talking about one of those groups today:
elderly poor-risk AML patients, because we recently initiated a trial for them with Cloretazine.

The opportunity to add to the treatment paradigm for AML is an opportunity to address an unmet medical need. We believe that if approved, Cloretazine has an excellent chance to become a widely used AML drug because of its activity and toxicity profile in this disease.

Ann will be telling you about the 2 pivotal trials we now have underway in AML and will also update you on our other Cloretazine trials.

She will also tell you what's going on with our Triapine program at the NCI. And will inform you about our planned first trial for VNP40541, which is scheduled to commence in the second half of this year.

We would like to remind everyone that Vion continues to own 100% of the commercial rights for all of our compounds. And except for our Triapine partnership in China, this is true worldwide.

Of course, we will owe Yale University royalties on Cloretazine and Triapine if we are successful.

The fact that we still control almost all of the commercialization rights to a late stage cancer compound positions us to generate significant shareholder value, either in partnership with another pharmaceutical company or on our own if our trials can be completed successfully.

We are now continuously analyzing our various commercialization options. And also taking the important early steps necessary to ensure the best possible product launch in the United States if Cloretazine is approved.

Meghan Fitzgerald, our Chief Business Officer, has accomplished a great deal in her first 4 months on the job at Vion. And she will be telling you about what she's working on shortly.

Finally, I'd like to address our cash position. At the end of the first quarter we had $46.6 million in cash. The amount is sufficient to take us, based on our current operating plan, more than halfway through next year.

We are always looking for ways to conserve cash and extend our runway and are always going to be opportunistic about raising additional capital.

Today you will hear about us closing one of our Cloretazine trials in chronic lymphocytic leukemia in order to focus on other trials. Making the decision to close that trial and focus on the AML registration pathway and the small-cell lung cancer trial for Cloretazine is expected to conserve cash and personnel resources.

We will continue to assess our cash position and we'll take the necessary steps to control or eliminate non-essential spending. We are committed to keeping our financial position as strong as possible.

Now I will ask Ann Cahill, our Vice President of Clinical Development, to update you on our progress in our clinical programs. Ann?

Ann Cahill: Thank you, Alan, and good morning everyone.

All of us in clinical affairs have been very busy. I'm pleased to be able to tell you today about what we've been up to.

It should be of no doubt to anyone that we have made a significant commitment to establish Cloretazine's utility in acute myelogenous leukemia or AML.

Although our most recent news revolved around the initiation of our pivotal
Phase II trial, I'm going to start by updating everyone on our Phase III program in relapsed AML.

Many of you know that Vion's randomized, placebo-controlled Phase III trial, which we call CLI-037, of Cloretazine, is being conducted in relapsed AML in patients of any age with initial remissions of at least 3 months and not more than 24 months.

The trial randomizes patients in a 2 to 1 randomization ratio experimental arm to control arm. Patients are stratified according to age greater than or less 60 years of age and the length of first remission, greater than or less than 1 year.

Patients receive either 1.5 grams of AraC as a continuous infusion over 3 days and 600 milligrams per meter squared of Cloretazine in a 30 to 60 minute infusion or 1.5 grams or AraC as a continuous infusion over 3 days and placebo.

Patients may receive a second course of induction therapy if their disease is improving but they have not yet achieved a complete remission.

If they achieve remission, patients may also go on to receive consolidation therapy.

The primary endpoint for this study is the complete remission rate including CRp
(a complete remission with incomplete recovery of platelet count). And the secondary endpoints are time to progression, duration of response, overall survival, and toxicity.

The study is designed to demonstrate with sufficient power a 15% higher complete remission rate in the experimental arm over the control arm. That is, a 45%
remission rate in the experimental arm versus 30% in the control arm.

We now have over 140 patients enrolled on this Phase III study at approximately
65 sites in North America and Europe. An interim analysis is planned when 210 patients are available for response.

This accrual milestone is expected to be reached late in the second half of
2006. The data will then be made available to the data safety and monitoring board as soon as possible thereafter.

The trial is designed to accrue 420 patients in total, which we expect to complete in 2007.

Now on to our latest commitment to AML, our recently initiated Phase II pivotal trial. Last week, we enrolled our first patients to a pivotal Phase II trial, which we call CLI-043, in elderly patients with de novo poor-risk AML.

This trial will be conducted in approximately 20 sites in North America and
Europe. Full accrual of the targeted 85 patients is expected to take up to 1 year.

De novo AML is AML that has not resulted from a prior documented myelodysplastic syndrome, nor from previous exposure to chemotherapy or radiotherapy.

Elderly poor-risk AML is that associated with certain risk factors in older patients that make it unlikely that the patient will respond to or tolerate standard induction therapy.

In CLI-043, patients are required to be of at least age 60 with previously untreated de novo AML and at least 1 additional risk factor from the following list - ECOG performance status of 2 or greater, unfavorable cytogenetics, and or significant cardiac, pulmonary, or hepatic dysfunction such that patients could not receive standard induction therapy.

Alternatively, patients must be of 70 years of age or older with previously untreated de novo AML and without favorable cytogenetics.

We have designed CLI-043 to confirm the data from our previous Phase II trial,
CLI-033, in a prospectively defined elderly poor-risk AML patient population.

We're confident that the patient inclusion criteria for this new trial defines the unmet medical need patient population in AML.

As an aside, I remind you that data on de novo patients from our previous Phase
II trial will be presented in a poster discussion session as ASCO this coming
Sunday, June 4.

Patients enrolled to CLI-043, the pivotal trial, will receive 600 milligrams per meter squared of Cloretazine in a 30 to 60 minute infusion. And may receive a second course of induction therapy if their disease is improving but they have not yet achieved a remission.

Patients who respond will receive consolidation with AraC.

The primary endpoint for this trial is the complete remission rate including CRp and secondary endpoints are durability of response, progression free survival, and overall survival.

The trial is designed in 2 stages. If 8 complete remissions are documented among the first 42 patients enrolled, the study will proceed to the second stage.

In conjunction with this trial, Vion will conduct additional correlative studies and collect health resource utilization data. The correlative studies include molecular analysis of AML cells; levels of the enzymes felt to be responsible for drug resistance, and pharmacokinetic data of Cloretazine.

Now let me talk about Cloretazine trials in other indications.

We have been conducting a Phase II trial of single agent Cloretazine in small-cell lung cancer and a Phase I/II trial in chronic lymphocytic leukemia.

In addition, we have underway a Phase I trial of Cloretazine in combination with temozolomide in advanced hematologic malignancies.

Based on pre-clinical data and Cloretazine's ability to cross the blood brain barrier, there are also a Phase II investigator-sponsored trial in adult brain tumors, and a Phase I trial in pediatric brain tumors in progress.

We are pleased to report today that there has been some anti-tumor activity on our Phase II trial in both relapsed and resistant small-cell lung cancer.
Although initial responses are not predictive of future results, we are encouraged that Cloretazine is showing activity in this setting.

Although no significant non-hematologic toxicity has been reported, based on the data to date and the advice of the clinicians working with us on the trial, we have decided to amend the protocol for this trial to reduce the dose of
Cloretazine so that patients may be able to receive multiple cycles without significant hematologic toxicity.

We are looking to have preliminary data from a small-cell lung cancer trial to report by the end of the year.

We've announced today that we'll be closing our trial in chronic lymphocytic leukemia. We are doing this in order to focus our efforts on our registration in
AML and follow up on the activity we see in the small-cell lung setting.

Finally, with respect to Cloretazine, I can say that given the history of activity of alkylators in brain tumors and our pre-clinical and clinical data to date, we will continue to work with brain tumor specialists to decide on future trials of Cloretazine in these indications.

Now on to Triapine. Our second clinical anticancer compound is a potent inhibitor of ribonucleotide reductase, an enzyme necessary for DNA synthesis and repair.

Triapine is being evaluated in several clinical trials sponsored by the National
Cancer Institute. Since commencement of the NCI Triapine program, 13 clinical trials have been conducted including 5 studies that are ongoing.

In addition, up to 5 new studies are currently planned to commence in the coming months, including a study of an oral formulation and the use of Triapine as a radiosensitizer.

The Company has decided not to conduct its own study of oral Triapine at this time to conserve resources and focus its efforts on the registration and lifecycle extension trials for Cloretazine.

Data from the first set of NCI trials are expected to be presented in several different forums this year. We expect some new trials to be started shortly including a trial of oral Triapine, a Phase II trial of Triapine in combination with fludarabine in hematologic malignancies, and trials of Triapine in combination with radiation.

We continue to search for a registration pathway for Triapine and are pleased to be working with the NCI in this regard.

We will add to our clinical portfolio with the start of a Phase I trial of our third clinical agent, VNP40541, in the second half of this year.

Thank you everyone. Alan?

Alan Kessman: Thanks, Ann.

And now we'll hear from our Chief Business Officer, Meghan Fitzgerald, and her initial efforts to prepare for commercialization of Cloretazine if and when our trials are successfully completed and regulatory approval is obtained. Meghan?

Meghan Fitzgerald: Thank you, Alan, and hello everyone.

I think I've had the chance to already meet many of you on the phone today. But
I'm always available to meet face-to-face with anyone that is new to the Company or that I haven't met.

In the 4 months since I've been at Vion, I've really tried to take a deep dive into the opportunity we have with Cloretazine initially in AML but also in potential product line extensions for the future.

It's my responsibility to make sure that we're prepared in whatever commercialization scenario becomes the most advantageous to the creation of shareholder value to launch our lead product as aggressively and successfully as possible if and when regulatory approval is obtained.

I believe, as I said before, that Vion, by focusing on the market opportunity for Cloretazine and addressing it early in the pre-launch phase, is taking care of its primary asset in the best possible way. This should be reflected down the road in value to our shareholders.

In the past few months specifically while our trials continue, we have initiated or completed the preliminary work related to market analysis and a fully-developed launch plan, which includes initial targeting, pricing, and competitive positioning of Cloretazine in AML, our initial registration pathway.

We have held preliminary discussions with several top tier contract sales organizations to get an idea on the requirements for a sales force and product distribution in the United States.

One example of our efforts to reach out to key opinion leaders is taking place this June in Amsterdam at the European Hematology Association. We are holding an advisory board meeting, which is expected to include several leading European leukemia physicians, in order to have an interactive forum to discuss our lead compound.

We have announced today our plans to meet with the European Medicines Agency, the EMEA, in 2006 to discuss the requirements for registration of Cloretazine in the European Union. We

believe that this could be an important step in the establishment of a commercialization partnership in the European Union.

Our efforts to find a partner in the rest of the world are actively ongoing and are expected to accelerate as we establish and meet the requirements for foreign registration.

Even though we are still in clinical trials and do not expect a commercial product launch prior to 2008, everyone on the phone should be comfortable that as our trials advance and we approach our application for regulatory approval, we are constantly evaluating all of our commercialization options for
Cloretazine in the United States and the rest of the world. And we'll continue to do so as our pivotal trials get closer to completion.

Whether we commercialize Cloretazine in the United States or choose a partner, we are doing the necessary work to ensure a successful product launch.

Thank you. Alan?

Alan Kessman: Thank you, Meghan.

The final information we'll leave you with prior to opening the dialogue up for questions is about the progress we're making on the non-clinical sections of a new drug application.

With respect to validation of the manufacturing process for Cloretazine, we have completed the manufacturing of 3 consecutive lots of active pharmaceutical ingredient and are working with our contract manufacturer to finalize the related documentation.

Manufacturing lots for validation of the finished product are planned for this summer.

We also have completed several additional pre-clinical studies necessary for registration. And more studies are underway or scheduled.

Our plan is to take advantage of the opportunity available from our fast track designations to file sections of our registration package for Cloretazine as they are completed.

Thank you all for listening today we're now ready to take your questions.

+++ q-and-a
Operator: Thank you, sir.

[OPERATOR INSTRUCTIONS]

Our first question will come from the line of Ren Benjamin with Rodman and
Renshaw. Please proceed.

Ren Benjamin: Hi, good morning everyone and thanks for taking the questions.

The first question I have is in the ongoing Phase III trial, and maybe I've just gotten this, the, you have AraC in combination with Cloretazine compared to AraC alone. How come it's not AraC plus an anthracycline like daunorubicin?

Ann Cahill: Hi. It's Ann Cahill.

This is in first relapse AML. So patients would have seen an anthracycline in combination with cytarabine in first line therapy. But in second line therapy you generally don't repeat the anthracycline.

High dose AraC is a known and common first relapse AML therapeutic.

Ren Benjamin: Okay. So that's pretty standard. I thought I had read differently that you always try again with what you did the first time. Okay, that's fine.

Regarding the Phase II recently started trial; you said that you're going to look for 8 complete responses after the first 42 patients are enrolled. When do you think that will happen? I mean you said in the press release that it'll take up to a year for the entire 85 patients to enroll. But when do you think you might see the first stage results?

Alan Kessman: We would expect that we would be able to have, again, just - this is Alan, Ren. But the, it's when we get the first 8. So it's not just - but it has to be within the first 42. So if it was 8 out of 16 or 8 out of 24 we'll let you know as soon as that occurs.

We would expect that, based on normal accrual, we would be able to accrue it at
42 patients, which is absolutely critical to at least find the first 8 by the end of this year, first part of next year.

Ren Benjamin: Okay, okay. And then finally you guys decided to close the CLL trial. But can you talk to us a little about what happened in the trial?

So for example, how many patients were enrolled, if any? And did you see any activity?

Alan Kessman: I think what we can tell you is that, and you can assume from this, that it was a very slow accruing trial and there weren't many patients on the trial. And we just really didn't see that this was aiding in our registration path. And the time and money that was allocated to it just didn't make sense based on the potential return.

Ren Benjamin: Sounds great. Thank you very much for answering the questions.

Operator: Our next question will come from the line of David Garrett with
Fortis. Please proceed.

David Garrett: Hi. Good morning everyone.

Alan Kessman: Hi, David.

David Garrett: What type of efficacy will you need to see in the small-cell lung cancer trial in order to proceed to perhaps the registration trial?

And then secondly, are there any specific tumor types you intend to look at in the VNP40541 Phase I or is it just an amorous with refractory disease trial?
Thanks.

Ann Cahill: Okay, this is Ann Cahill.

In the small-cell lung cancer trial, you could, this is in a disease that is either chemo sensitive or resistant. So there's very few therapeutic options in second line.

To date I believe only Topotecan is approved in this indication. And that is in on the basis of symptom relief I think with something like a 17% response rate.

So it's a patient population that again I think demonstrates a need for a new agent.

As far as the numbers, we will be looking for activity. It's a 2-stage design.
And we'll be looking for activity in the first subsets of both chemo sensitive and resistant patients to move on in that Phase II setting.

With regard to your second question on VNP40541, the Phase I trial is solid tumor basic Phase I approach. But I think there's certain characteristics of 541 that make it intriguing to think about in most tumors that have hypoxic areas.
Tumors like glioblastoma multiforme and pancreatic cancer come to mind.

And we'll be especially focusing on those tumors that have large areas of hypoxic on cells.

David Garrett: Thank you.

Operator: [OPERATOR INSTRUCTIONS]

Our next question will come from the line of Vinny from Think Equity. Please proceed.

Vinny Jindal: Hey, guys. Thanks for taking my question.

Just to get back to the first phase of the Phase II trial. If you do see 8 complete responses in the first 42 patients, it sounds like you'll have them enrolled by the end of this year. But what's the timing between when you get a patient in and you get an assessment of response? Is it about 2 months? Or how long does that normally take?

Ann Cahill: This is Ann Cahill.

                                       10

So for patients treated in induction with AML, they get induction 1. And you generally look in the bone marrow for efficacy about 5 or 6 weeks later.

You can answer that some patients that will need 2 inductions to go in complete remission. And often you do bone marrow a month later to confirm the complete remission.

So it can be anywhere from 45 days to 60 to 90 days.

Vinny Jindal: Okay. And patients who have the opportunity to get that second induction with Cloretazine on this trial, is that right?

Ann Cahill: Yes, they will. You can have induction 2 if you are showing signs of benefit but have not yet achieved a complete remission.

Vinny Jindal: Okay.

And then what happens if you don't get 8 CR in those first 42 patients?

Ann Cahill: They close the trial. I mean the trial's in a Simon 2-stage design looking for efficacy in a Phase II setting. It's specifically written to predict how likely you are to see that benefit in 2 stages.

Vinny Jindal: Got you. Okay. And then I had another quick question on the Phase
III ongoing trial in relapsed refractory.

I think before that 120-patient analysis was I think I had considered at least a futility analysis. Is this actually an interim efficacy analysis where we kind of get to see data in terms of relative response rates, safety, et cetera?

Ann Cahill: So let me discuss a little bit about the interim analysis for this
Phase III study.

First of all, just to clarify, it's in first relapse AML patients. So it doesn't include resistant or refractory disease.

The interim analysis will be done with 210 patients are evaluable. It includes both an upper boundary and a lower boundary, i.e. efficacy and futility or toxicity. But that information goes to the DSMB. We don't publish that. We may not see much of that information. It will be blinded to us and sent to the DSMB.

The DSMB will then make a recommendation to us to continue the study to change the study or close the study.

Vinny Jindal: Got you. So what we'll get, we'll look at it as an audience as just a binary signal of continue or don't continue.

Alan Kessman: Correct.

                                       11

Vinny Jindal: Okay. Great.

Operator: And at this time there are no further questions inside the queue.

Alan Kessman: Okay well then operator I'd like to thank everybody for attending our session this morning. We hope it's been informative for you. I hope you realize how proud we are of what we've accomplished to date. And how we believe that Cloretazine is on its way and moving towards a registration path.

Thank you again and talk to you soon. Bye everyone.

Operator: Ladies and gentlemen, thank you for participating in today's conference. At this time, you all may disconnect and enjoy your day.

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